Exhibit 99.1
Essential Properties Realty Trust, Inc. Increases Quarterly Dividend to $0.31 per Share, an Increase of Approximately 3% Over Prior Quarter

December 8, 2025

PRINCETON, N.J.—(BUSINESS WIRE)— Essential Properties Realty Trust, Inc. (NYSE: EPRT; the “Company”) announced today that its Board of Directors declared a quarterly cash dividend of $0.31 per share of common stock for the fourth quarter of 2025. The fourth quarter 2025 dividend represents an annualized dividend of $1.24 per share of common stock, an increase of $0.04 per share compared to the previous annualized dividend. The dividend is payable on January 14, 2026, to stockholders of record as of the close of business on December 31, 2025.

About Essential Properties Realty Trust, Inc.
Essential Properties Realty Trust, Inc. is an internally managed REIT that acquires, owns and manages primarily single-tenant properties that are net leased on a long-term basis to companies operating service-oriented or experience-based businesses. As of September 30, 2025, the Company’s portfolio consisted of 2,266 freestanding net lease properties with a weighted average lease term of 14.4 years and a weighted average rent coverage ratio of 3.6x. In addition, as of September 30, 2025, the Company’s portfolio was 99.8% leased to tenants operating 645 different concepts across 48 states.

Investor/Media:
Essential Properties Realty Trust, Inc.
Robert W. Salisbury, CFA
Senior Vice President, Head of Corporate Finance & Strategy
609-436-0619
investors@essentialproperties.com
Source: Essential Properties Realty Trust, Inc.